Exhibit 99.1

Campus Crest Communities, Inc. Reports Second Quarter 2011 Results

Charlotte, NC – August 2, 2011 – Campus Crest Communities, Inc. (NYSE:CCG) (the “Company”), a leading developer, builder, owner and manager of high-quality, purpose-built student housing, today announced results for the three months ended June 30, 2011.

Highlights

•	FFO of $0.17 per share

•	Same store net operating income (NOI) increased 12.1% for the second quarter 2011 versus the second quarter 2010

•	Improved same store wholly-owned operating margin by 6.4% year over year

•	Wholly-owned portfolio was 87.0% pre-leased for 2011/2012 academic year as of August 1, 2011, compared to 80.2% at August 1, 2010

•	Commenced construction on two wholly-owned projects at Auburn University and the University of Maine to deliver for the 2012/2013 academic year

•	Received commitments to expand and convert revolving credit facility from a secured to unsecured facililty

Financial Results for the Three Months Ended June 30, 2011

For the three months ended June 30, 2011, Funds from Operations (“FFO”) was $5.1 million, or $0.17 per share, compared to FFO loss of $(0.4) million for the Predecessor for the same period in 2010. For the three months ended June 30, 2011, Funds from Operations Adjusted (“FFOA”) was $5.0 million, or $0.16 per share, compared to FFOA loss of $(1.9) million for the Predecessor for the same period in 2010. For the quarter ended June 30, 2011, the Company reported a net loss of $(0.6) million, compared to a $(5.1) million net loss for the predecessor entity (the “Predecessor”) in the comparable period in 2010. A reconciliation of net loss to FFO and FFOA can be found at the end of this release.

“Campus Crest had a strong second quarter, delivering year over year margin improvement and pre-leasing gains as we continue to improve our operational programs,” stated Ted Rollins, Co-Chairman and Chief Executive Officer of Campus Crest. “We have strong momentum for our pre-leasing for the 2011/2012 academic year and are tracking well ahead of where we were at this time last year. We also continue to improve our operations with such initiatives as online leasing which is being introduced during the third quarter. With our expanded, experienced management and leasing teams, a robust lineup of development opportunities and favorable demographic and economic conditions for privatized student housing, we look forward to driving shareholder value.”

Operating Results

For the three months ended June 30, 2011, the same store wholly-owned portfolio, comprised of 20 properties containing 10,024 beds, had an average occupancy of 88.3% and an average Total Revenue Per Occupied Bed (“Total RevPOB”) of $478. This compares to the prior year occupancy of 89.0% and Total RevPOB of $482 as the Company experienced decreased service revenue. For the three months ended June 30, 2011, Net Operating Income (“NOI”) for same store wholly-owned properties increased 12.1% to $6.7 million in 2011 compared to $6.0 million in 2010. The change in NOI was driven by 13.3% decrease in property operating expenses partially driven by cost savings from reduced marketing and lower repairs and maintenance expenditures. A reconciliation of net loss to NOI can be found at the end of this release. In addition, details regarding same store NOI and calculations thereof may be found in the supplemental earnings schedule.

As of June 30, 2011, the Company’s wholly-owned 21 operating student housing properties totaled 3,920 units with 10,528 beds, in addition to 4 projects under construction for delivery for the 2011/2012 academic year comprised of 844 units and 2,316 beds. Through its joint venture with Harrison Street Real Estate Capital (“HSRE”), the Company manages and owns a 49.9% interest in six additional operating student housing properties which contain 1,128 units with 3,052 beds as well as a 20% interest in two properties currently under construction which contain 432 units and 1,168 beds for delivery for the 2011/2012 academic year. The Company owns, manages and operates a total of 6,324 units and 17,064 beds for all properties, including those under construction. All of the Company’s properties were built by the Company and its Predecessor and are, on average, within six tenths of a mile from campus with an average age of 2.5 years as of June 30, 2011.

Leasing Update

As of August 1, 2011, the Company’s existing wholly-owned portfolio was 87.0% leased for the 2011/2012 academic year compared to 80.2% leased for the same date prior year, and the Company’s joint venture portfolio was 86.9% leased compared to 84.9% leased for the same date prior year. As of August 1, 2011, the overall operating portfolio was 87.0% leased versus 81.2% for the same date prior year. The Company’s development properties, wholly-owned and joint venture, were 70.0% leased at August 1, 2011 for the 2011/2012 academic year.

Development Activity

The Company continued work on four new wholly-owned and two joint venture communities to be delivered for the 2011/2012 academic year. The wholly-owned properties have a total of 844 units with 2,316 beds with total expected project costs of approximately $87.5 million. The two projects owned in the joint venture with HSRE contain 432 units and 1,168 beds with total expected construction costs of approximately $46.1 million. Total gross fees to the Company for the joint venture projects are approximately $4.0 million, of which $3.3 million have been earned through June 30, 2011.

Subsequent to the end of the second quarter, the Company announced two development properties for delivery in the 2012/2013 academic year. The Company is developing wholly-owned properties at Auburn University in Auburn, Alabama and the University of Maine in Orono, Maine. The Auburn property will have 216 units with 600 beds and will be located 0.1 miles from the campus of Auburn University. The Orono property will have 188 units with 620 beds and will be located 0.5 miles from The University of Maine. The total cost of these projects is expected to be approximately $51.7 million.

Balance Sheet and Financing Activity

The Company had approximately $147.1 million of debt outstanding at June 30, 2011. Of the total debt outstanding, approximately $60.8 million was fixed rate debt with a weighted average effective interest rate of 6.04% and weighted average of 5.4 years to maturity. The Company’s variable rate revolving credit facility had a balance of $74.5 million as of June 30, 2011, an interest rate of 2.95%, 2.3 years to maturity and an optional one year extension. The Company has no other maturities until the fourth quarter of 2016 outside of routine construction loan maturities. Additionally, as of June 30, 2011, the Company had construction loan balances totaling $11.7 million, which have partially funded four wholly-owned properties currently in development to be delivered for the 2011/2012 academic year.

The Company funds its joint venture projects with individual construction loans, and currently has $85.5 million of joint venture debt outstanding, of which the Company is a 49.9% owner, and $17.2 million of joint venture debt outstanding of which the Company is a 20% owner. The Company guarantees the joint venture debt.

In June and July 2011, the Company closed on $31.5 million of construction financing to partially fund the construction projects in Auburn, Alabama and Orono, Maine scheduled to deliver for the 2012/2013 academic year.

In addition, the Company received commitments from its current lender group to amend the variable rate revolving credit facility to change the facility from secured to unsecured, increase the committed facility to $150 million (in addition to an accordion feature that can increase the size of the facility by an additional $175 million), reduce the interest rate by 100 basis points, and extend the term by one year with the option for an additional one year extension. This amendment is expected to close in mid-August 2011.

Dividend

On June 15, 2011, the Company declared a second quarter dividend of $0.16 per common share and operating partnership unit, equating to $0.64 per common share and operating partnership unit on an annualized basis. The dividend was paid on July 13, 2011 to shareholders of record as of June 29, 2011.

2011 Outlook

Based upon management’s current estimates, the Company is reiterating its guidance for full year 2011 FFO per fully diluted share of $0.72 to $0.78.

Conference Call Details

The Company will host a conference call on Wednesday, August 3, 2011, at 9:00 a.m. (Eastern time) to discuss the financial results.

The call can be accessed live over the phone by dialing (877) 407-9039, or for international callers, (201) 689-8470. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517. The passcode for the replay is 375362. The replay will be available until August 10, 2011.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at http://investors.campuscrest.com/. The on-line replay will be available for a limited time beginning immediately following the call.

Supplemental Schedules

The Company has published supplemental earnings schedules in order to provide additional disclosure and financial information for the benefit of the Company’s stakeholders. These can be found under the “Earnings Center” tab in the Investor Relations section of the Company’s web site at http://investors.campuscrest.com/.

About Campus Crest Communities, Inc.

Campus Crest Communities, Inc. (NYSE: CCG) is a leading developer, builder, owner and manager of high-quality, purpose-built student housing properties located in targeted U.S. markets. The Company is a self-managed, self-administered and vertically-integrated real estate investment trust which operates all of its properties under The Grove® brand. Campus Crest Communities owns interests in 33 student housing properties containing approximately 6,324 apartment units and 17,064 beds. Since its inception, the Company has focused on customer service, privacy, on-site amenities and other lifestyle considerations to provide college students with a higher standard of living. Additional information can be found on the Company’s website at http://www.campuscrest.com.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements in this press release include, among others, statements about outlook for FFO, NOI, growth and development opportunities, leasing activities, demographic and economic conditions, and long term value creation. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, except as otherwise required by federal securities laws, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the risk factors discussed in the Company’s most recent Annual Report on Form 10-K, as updated in the Company’s Quarterly Reports on Form 10-Q.

Contact:

Investor Relations

(704) 496-2581

Investor.Relations@CampusCrest.com

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in $000s)

	June 30, 2011	December, 31 2010
Assets
Investment in real estate, net:
Student housing properties	$373,502	$372,746
Accumulated depreciation	(66,943)	(57,463)
Development in process	74,105	24,232

Investment in real estate, net	$380,664	$339,515
Investment in unconsolidated entities	18,109	13,751
Cash and cash equivalents	8,754	2,327
Restricted cash and investments	1,826	3,305
Student receivables, net	663	954
Cost in excess of construction billings	5,270	1,827
Other assets	9,640	9,578

Total assets	$424,926	$371,257

Liabilities and equity
Liabilities:
Mortgage and construction loans	$72,564	$60,840
Lines of credit	74,500	42,500
Accounts payable and accrued expenses	36,231	14,597
Other liabilities	5,790	6,530

Total liabilities	$189,085	$124,467

Equity:
Stockholders’ equity:
Common stock	$307	$307
Additional paid-in capital	248,549	248,515
Accumulated deficit and distributions	(16,421)	(5,491)
Accumulated other comprehensive loss	(392)	(172)

Total Campus Crest Communities, Inc. stockholders’ equity	$232,043	$243,159
Noncontrolling interests	3,798	3,631

Total equity	$235,841	$246,790

Total liabilities and equity	$424,926	$371,257

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS (unaudited)

(in $000s, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2011 Company	2010 Predecessor[1]	$ Change	2011 Company	2010 Predecessor[1]	$ Change
Revenues:
Student housing rental	$13,019	$12,308	$711	$26,171	$24,443	$1,728
Student housing services	538	584	(46)	976	1,146	(170)
Development, construction and management services	11,333	15,081	(3,748)	21,617	30,864	(9,247)

Total revenues	$24,890	$27,973	($3,083)	$48,764	$56,453	($7,689)
Operating expenses:
Student housing operations	$6,356	$6,907	$551	$12,824	$13,301	$477
Development, construction and management services	10,611	14,029	3,418	19,836	28,644	8,808
General and administrative	1,722	1,234	(488)	3,670	2,618	(1,052)
Ground leases	52	47	(5)	104	94	(10)
Depreciation and amortization	5,209	4,667	(542)	10,366	9,429	(937)

Total operating expenses	$23,950	$26,884	$2,934	$46,800	$54,086	$7,286

Equity in loss of unconsolidated entities	(340)	(114)	(226)	(635)	(194)	(441)

Operating income	$600	$975	($375)	$1,329	$2,173	($844)

Nonoperating income (expense):
Interest expense	(1,360)	(6,217)	4,857	(2,735)	(10,686)	7,951
Change in fair value of interest rate derivatives	141	155	(14)	337	178	159
Other income	55	12	43	154	45	109

Total nonoperating expenses	($1,164)	($6,050)	$4,886	($2,244)	($10,463)	$8,219

Loss before income taxes	($564)	($5,075)	$4,511	($915)	($8,290)	$7,375
Income tax expense	(77)	—	(77)	(200)	—	(200)

Net loss	($641)	($5,075)	$4,434	($1,115)	($8,290)	$7,175
Net loss attributable to noncontrolling interests	(3)	(2,913)	2,910	(5)	(5,025)	5,020

Net loss attributable to Company/Predecessor	($638)	($2,162)	$1,524	($1,110)	($3,265)	$2,155

Net loss per share attributable to Campus Crest Communities, Inc. - basic and diluted	($0.02)			($0.04)

Weighted average common shares outstanding - basic and diluted	30,721			30,712

[1]	Student housing operations of the Predecessor exclude the operations of The Grove at San Marcos, which was included in equity in loss of unconsolidated entities prior to October 2010.

RECONCILIATION OF NET LOSS TO FUNDS FROM OPERATIONS (“FFO”) (unaudited)

(in $000s, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2011 Company	2010 Predecessor[1]	$ Change	2011 Company	2010 Predecessor[1]	$ Change
Net loss	($641)	($5,075)	$4,434	($1,115)	($8,290)	$7,175
Real estate related depreciation and amortization	5,148	4,592	556	10,245	9,280	965
Real estate related depreciation and amortization - unconsolidated entities	637	100	537	1,159	157	1,002

FFO available to common shares and OP units	$5,144	($383)	$5,527	$10,289	$1,147	$9,142

Elimination of change in fair value of interest rate derivatives	(141)	(1,514)	1,373	(337)	(2,893)	2,556

Funds from operations adjusted (FFOA) available to common shares and OP units	$5,003	($1,897)	$6,900	$9,952	($1,746)	$11,698

FFO per share - diluted	$0.17			$0.33
FFOA per share - diluted	$0.16			$0.32
Weighted average common shares and OP units outstanding - diluted	31,156			31,148

[1]	Student housing operations of the Predecessor exclude the operations of The Grove at San Marcos, which was included in equity in loss of unconsolidated entities prior to October 2010.

RECONCILIATION OF NET LOSS TO NET OPERATING INCOME (“NOI”) (unaudited)

(in $000s)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011 Company	2010 Predecessor	2011 Company	2010 Predecessor
Net loss	($641)	($5,075)	($1,115)	($8,290)

Income tax expense	77	—	200	—
Other income	(55)	(12)	(154)	(45)
Change in fair value of interest rate derivatives	(141)	(155)	(337)	(178)
Interest expense	1,360	6,217	2,735	10,686
Equity in loss of unconsolidated entities	340	114	635	194
Depreciation and amortization	5,209	4,667	10,366	9,429
Ground lease expense	52	47	104	94
General and administrative expense	1,722	1,234	3,670	2,618
Development, construction and management services expenses	10,611	14,029	19,836	28,644
Development, construction and management services revenues	(11,333)	(15,081)	(21,617)	(30,864)

Net operating income (“NOI”)	$7,201	$5,985	$14,323	$12,288

Non-GAAP Financial Measures

FFO and FFOA

FFO is a non-GAAP financial measure. We calculate FFO in accordance with the definition that was adopted by the Board of Governors of NAREIT. FFO, as defined by NAREIT, represents net income (loss) determined in accordance with U.S. GAAP, excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

We use FFO as a supplemental performance measure because, in excluding real estate-related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating expenses. We also believe that, as a widely recognized measure of the performance of equity REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially and adversely impact our results of operations, the utility of FFO as a measure of our performance is limited.

While FFO is a relevant and widely used measure of operating performance of equity REITs, other equity REITs may use different methodologies for calculating FFO and, accordingly, FFO as disclosed by such other REITs may not be comparable to FFO published herein. Therefore, we believe that in order to facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (loss) (computed in accordance with U.S. GAAP) as presented in the consolidated financial statements included elsewhere in this document. FFO should not be considered as an alternative to net income (loss) (computed in accordance with U.S. GAAP) as an indicator of our properties’ financial performance or to cash flow from operating activities (computed in accordance with U.S. GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

FFOA is a non-GAAP financial measure. In addition to FFO, we believe it is also a meaningful measure of our performance to adjust FFO to exclude the change in fair value of interest rate derivatives. Excluding the change in fair value of interest rate derivatives adjusts FFO to be more reflective of operating results prior to capital replacement or expansion, debt service obligations or other commitments and contingencies.

NOI

NOI is a non-GAAP financial measure. We calculate NOI by adding back to net loss the following expenses or charges: income tax expense, interest expense, equity in loss of unconsolidated entities, depreciation and amortization, ground lease expense, general and administrative expense and development, construction and management services expense. The following income or gains are then deducted from net loss, adjusted for add backs of expenses or charges: other income, change in fair value of interest rate derivatives and development, construction and management services revenue. We believe these adjustments help provide a performance measure, when compared year over year, that illustrates the operating results of our wholly-owned properties and captures trends in student housing rental and services income and student housing operating expenses.

NOI excludes multiple components of net loss (computed in accordance with U.S. GAAP) and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially and adversely impact our results of operations. Therefore, the utility of NOI as a measure of our performance is limited. Additionally, other companies, including other equity REITs, may use different methodologies for calculating NOI and, accordingly, NOI as disclosed by such other companies may not be comparable to NOI published herein. Therefore, we believe that in order to facilitate a clear understanding of our historical operating results, NOI should be examined in conjunction with net loss (computed in accordance with U.S. GAAP) as presented in the consolidated financial statements included elsewhere in this document. NOI should not be considered as an alternative to net loss (computed in accordance with U.S. GAAP) as an indicator of our properties’ financial performance or to cash flow from operating activities (computed in accordance with U.S. GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.